Exhibit 99.1
N e w s  R e l e a s e

CRESTWOOD MIDSTREAM PARTNERS LP
717 Texas Avenue, Suite 3150
Houston, TX 77002
www.crestwoodlp.com

Crestwood Midstream Partners LP Announces
Record Third Quarter Net Income
HOUSTON, TEXAS, November 8, 2010 — Crestwood Midstream Partners LP (NYSE:CMLP) (“Crestwood LP”) today reported net income for the third quarter of 2010 of $12.2 million, a 71 percent increase from net income of $7.1 million for the third quarter of 2009. Earnings before interest, income taxes, depreciation and accretion (“EBITDA”) totaled $21.2 million in the third quarter of 2010, an increase of $6.1 million, or 41 percent, from the third quarter of 2009.
Crestwood LP will pay its third quarter cash distribution of $0.42 per common unit on November 12, 2010, to unitholders of record on November 2, 2010. The distribution represents a 7.7 percent increase over the $0.39 per unit distribution rate declared with respect to the third quarter of 2009. During the third quarter of 2010, distributable cash flow totaled $16.9 million, compared with distributable cash flow of $11.6 million in the third quarter of 2009. Distributable cash flow in the third quarter of 2010 was 1.2 times the cash required to pay the November 2010 distribution payment.
EBITDA and distributable cash flow are non-generally accepted accounting principles (“non-GAAP”) financial measures that are defined and reconciled later in this press release to their most directly comparable U.S. GAAP financial measures.
“We are pleased to announce that the Crestwood LP assets continued to deliver strong operating performance and solid cash flow growth in the third quarter,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood LP’s general partner. “One of the main objectives when Crestwood Holdings Partners LLC purchased the general partner and a substantial portion of the limited partner interests was to position the partnership for disciplined growth in the future. At the time of the acquisition, we put in place a new five-year revolving credit facility that allows for borrowing of up to $400 million to ensure adequate liquidity. In addition, we issued approximately 2.3 million common units following the transaction to affiliates of Crestwood Holdings Partners LLC to retire a $58 million promissory note payable by the partnership. We believe this further aligns Crestwood Holdings Partners LLC with the partnership and increases our financial flexibility by reducing our outstanding debt,” continued Phillips.
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Operating revenues totaled $30.4 million for the third quarter of 2010, compared with $23.2 million for the third quarter of 2009. The increase was attributable to increased natural gas volumes gathered during the third quarter of 2010, which averaged 362.9 million cubic feet (MMcf) per day, an increase of 70 percent from the third quarter of 2009, due to higher volumes on both the Alliance and Lake Arlington gathering systems. During the third quarter of 2009, volumes on the Alliance system were reduced while the construction of the treating facility was being completed. Natural gas processing volumes totaled 134.1 MMcf per day in the third quarter of 2010, compared to 143.4 MMcf per day in the third quarter of 2009. The decrease was due to the natural decline rate from existing wells connected to the Cowtown processing facility and local producers focusing new well connections primarily in the Alliance and Lake Arlington gathering areas. Operations and maintenance expenses for the third quarter of 2010 totaled $7.2 million, an increase of $0.7 million from the third quarter of 2009, due to the addition of a compression facility and expansion of the Alliance gathering system. The ratio of operations and maintenance expenses to total gathering volumes for the third quarter of 2010 totaled $0.22 per thousand cubic foot of gas, representing a decline of approximately 35 percent from the third quarter of 2009.
At September 30, 2010, Crestwood LP had total debt outstanding of $296.1 million, consisting of $238.5 million under its revolving credit facility and $57.6 million of subordinated debt payable to affiliates of Crestwood Holdings Partners LLC. In October 2010 the outstanding principal and interest balance on the subordinated note payable was converted into approximately 2.3 million common units. The weighted average interest rate under the revolving credit facility was 3.4 percent at September 30, 2010. Interest expense for the third quarter of 2010 increased to $3.2 million from $1.7 million of expense in the third quarter of 2009 primarily attributable to higher outstanding balances on the revolving credit facility.
For the nine months ended September 30, 2010, the partnership incurred $52.7 million of expansionary capital costs related to the construction of pipeline systems and compression assets, and $5.0 million of capital costs to maintain existing facilities and operations. For the full year of 2010, the partnership expects to spend approximately $75 million for expansionary capital projects.
Conference Call
Crestwood will host a conference call for investors and analysts on Monday, November 8, 2010, beginning at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time to discuss the third quarter 2010 operating and financial results. Interested parties may participate in the call by joining the conference call at 888-668-1637 and entering passcode 1029455 or through the internet at http://www.visualwebcaster.com/event.asp?id=73581. A replay will be available for 30-days following the conference call by dialing 888-203-1112 and entering the replay
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passcode 1029455 or listening to streaming audio at
http://www.visualwebcaster.com/event.asp?id=73581.
Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of EBITDA, distributable cash flow and adjusted gross margin. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.
About Crestwood Midstream Partners LP
Houston, Texas-based Crestwood LP is a growth-oriented, midstream master limited partnership which owns and operates a 100 percent fee-based gathering, processing, treating and compression assets servicing natural gas producers in the Barnett Shale geologic formation in the Fort Worth Basin of north Texas. For more information about Crestwood LP, visit www.CrestwoodLP.com.
About Crestwood Holdings Partners, LLC
Houston, Texas-based Crestwood Holdings Partners, LLC is a, private energy company formed by affiliates of First Reserve Corporation, an private equity fund manager with extensive investments in the energy industry, and the Crestwood Management to pursue the acquisition and development of North American midstream assets and businesses. The company will utilize management’s extensive industry experience and relationships to enable its growth through the acquisition of strategic assets, the recruitment of experienced midstream personnel and investment in midstream organic infrastructure projects. For more information about Crestwood Holdings Partners LLC, visit www.CrestwoodGP.com.
Cautionary Statement Regarding Forward-Looking Statement
This news release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, regarding future events, occurrences, circumstances, activities, performance, outcomes and results of Crestwood LP. Although these statements reflect the current views, assumptions and expectations of Crestwood LP’s management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. However, a variety of factors could
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cause actual results to materially differ from Crestwood LP’s current expectations in financial condition, results of operations and cash flows including, without limitation, changes in general economic conditions; fluctuations in natural gas prices; failure or delays by our customers in achieving expected production natural gas projects; competitive conditions in our industry; actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; fluctuations in the value of certain of our assets and liabilities; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; construction costs or capital expenditures exceeding estimated or budgeted amounts; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; and the effects of existing and future litigation; the risk that the businesses will not be integrated successfully with the new management; as well as other factors disclosed in Crestwood LP’s filings with the Securities and Exchange Commission. The forward-looking statements included in this news release are made only as of the date of this news release, and we undertake no obligation to update any of these forward-looking statements to reflect new information, future events or circumstances except to the extent required by applicable law.
Investor Contact:
Mark Stockard
832-519-2207
mstockard@crestwoodlp.com
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News Release

CRESTWOOD MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per unit data — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue
Gathering revenue — Quicksilver	$20,670	$13,759	$55,464	$41,018
Gathering revenue	1,710	336	4,165	1,496
Processing revenue — Quicksilver	7,372	8,155	20,625	25,541
Processing revenue	614	295	2,045	1,344
Other revenue — Quicksilver	—	691	—	1,141

Total revenue	30,366	23,236	82,299	70,540

Expenses
Operations and maintenance	7,205	6,485	21,806	17,656
General and administrative	2,011	1,727	6,285	5,463
Depreciation and accretion	5,689	5,565	16,696	15,410

Total expenses	14,905	13,777	44,787	38,529

Operating income	15,461	9,459	37,512	32,011

Other income	—	—	—	1
Interest expense	3,185	1,738	8,808	6,216

Income from continuing operations before income taxes	12,276	7,721	28,704	25,796

Income tax provision	45	235	171	446

Net income from continuing operations	12,231	7,486	28,533	25,350

Loss from discontinued operations	—	(348)	—	(1,802)

Net income	$12,231	$7,138	$28,533	$23,548

General partner interest in net income	$743	$353	$1,777	$850
Common and subordinated unitholders’ interest in net income	$11,488	$6,785	$26,756	$22,698

Basic earnings (loss) per limited partner unit:
From continuing operations per common and subordinated unit	$0.40	$0.29	$0.94	$1.02
From discontinued operations per common and subordinated unit	$—	$(0.01)	$—	$(0.07)
Net earnings per common and subordinated unit	$0.40	$0.28	$0.94	$0.95

Diluted earnings (loss) per limited partner unit:
From continuing operations per common and subordinated unit	$0.38	$0.27	$0.90	$0.92
From discontinued operations per common and subordinated unit	$—	$(0.01)	$—	$(0.06)
Net earnings per common and subordinated unit	$0.38	$0.26	$0.90	$0.86

Weighted average number of common and subordinated units outstanding:

Basic	28,502	23,827	28,502	23,827
Diluted	31,561	27,981	31,783	28,319
Distributions per unit (attributable to the period ended)	$0.42	$0.39	$1.23	$1.13
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CRESTWOOD MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except for unit data — Unaudited

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$57	$746
Accounts receivable	1,962	1,342
Prepaid expenses and other	1,062	180

Total current assets	3,081	2,268

Property, plant and equipment, net	524,239	482,497
Other assets	2,196	2,859

Total assets	$529,516	$487,624

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Current maturities of debt	$3,300	$2,475
Accounts payable to Quicksilver	1,033	1,727
Accrued additions to property, plant and equipment	5,689	8,015
Accounts payable and other	6,844	2,240

Total current liabilities	16,866	14,457

Long-term debt	238,500	125,400
Note payable to Quicksilver	54,309	53,243
Asset retirement obligations	9,722	8,919
Deferred income taxes	940	768

Partners’ capital
Common unitholders (16,988,429 and 16,313,451 units issued and outstanding at September 30, 2010 and December 31, 2009, respectively)	208,834	281,239
Subordinated unitholders (11,513,625 units issued and outstanding at September 30, 2010 and December 31, 2009)	(366)	3,040
General partner	711	558

Total partners’ capital	209,179	284,837

	$529,516	$487,624

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CRESTWOOD MIDSTREAM PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands — Unaudited

	Nine Months Ended September 30,
	2010	2009
Operating activities:
Net income	$28,533	$23,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,321	17,223
Accretion of asset retirement obligations	375	295
Deferred income taxes	171	446
Equity-based compensation	2,001	1,289
Non-cash interest expense	3,323	4,535
Changes in assets and liabilities:
Accounts receivable	(620)	1,554
Prepaid expenses and other	(923)	234
Accounts receivable and payable with Quicksilver	(8,117)	(2,248)
Accounts payable and other	3,809	3,405

Net cash provided by operating activities	44,873	50,281

Investing activities:
Capital expenditures	(52,470)	(50,067)
Distribution to Quicksilver for Alliance Midstream Assets	(80,276)	(5,645)

Net cash used in investing activities	(132,746)	(55,712)

Financing activities:
Proceeds from revolving credit facility borrowings	143,200	46,500
Repayments of credit facility	(30,100)	(14,500)
Proceeds from issuance of equity	11,088	—
Issuance costs of equity units paid	(34)	—
Contributions by Quicksilver	—	987
Distributions to unitholders	(35,826)	(27,248)
Taxes paid for equity-based compensation vesting	(1,144)	(63)

Net cash provided by financing activities	87,184	5,676

Net cash increase (decrease)	(689)	245

Cash at beginning of period	746	303

Cash at end of period	$57	$548

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CRESTWOOD MIDSTREAM PARTNERS LP
OPERATING STATISTICS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Volume Data:
Volumes gathered (MMcf)	33,391	19,592	88,797	66,794
Volumes processed (MMcf)	12,339	13,197	35,076	41,958
CRESTWOOD MIDSTREAM PARTNERS LP
RECONCILIATION OF DISTRIBUTABLE CASH FLOW
TO NET INCOME
In thousands — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income from continuing operations	$12,231	$7,486	$28,533	$25,350
Depreciation and accretion expense	5,689	5,565	16,696	15,410
Income tax provision	45	235	171	446
Non-cash interest expense, net of capitalized interest cost paid	614	782	3,323	2,516
Maintenance capital expenditures	(1,650)	(2,500)	(4,950)	(7,500)
Distributable cash flow	$16,929	$11,568	$43,773	$36,222

CRESTWOOD MIDSTREAM PARTNERS LP
RECONCILIATION OF ADJUSTED GROSS MARGIN
AND EBITDA TO NET INCOME
In thousands — Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Total revenues	$30,366	$23,236	$82,299	$70,540
Operations and maintenance expense	7,205	6,485	21,806	17,656
General and administrative expense	2,011	1,727	6,285	5,463

Adjusted gross margin	21,150	15,024	54,208	47,421
Other income	—	—	—	1

EBITDA	21,150	15,024	54,208	47,422
Depreciation and accretion expense	5,689	5,565	16,696	15,410
Interest expense	3,185	1,738	8,808	6,216
Income tax provision	45	235	171	446

Net income from continuing operations	$12,231	$7,486	$28,533	$25,350

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